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                                                                   EXHIBIT 10.18

Effective Date:                                                Adaptec use only:
November 12, 1998                                            Agreement #________

                            VOLUME PURCHASE AGREEMENT

                                     BETWEEN

                          JAYCOR NETWORKS, INC. ("JNI")

                             9775 TOWNE CENTRE DRIVE
                           SAN DIEGO, CALIFORNIA 92121

                                       AND

                            ADAPTEC, INC. ("ADAPTEC")

                          691 SOUTH MILPITAS BOULEVARD
                           MILPITAS, CALIFORNIA 95035

JNI enters into this Agreement to sell to Adaptec certain products described in Exhibits A and B attached hereto, as may be amended by mutual written agreement of the parties (the "Products") in accordance with the terms and conditions contained in this Agreement

This Agreement consists of this cover page, the attached Terms and Conditions and Exhibits A (Unrestricted Products and Net Price) and B (Restricted Products and Net Price) attached. Notwithstanding any pre-printed terms and conditions in any other document, the terms and conditions of this Agreement shall govern all purchases of the Products by Adaptec. JNI has read, understands and agrees to the terms of this Agreement. Each of the undersigned is duly authorized to sign this Agreement on behalf of the party it represents.


ADAPTEC, INC.                           JAYCOR NETWORKS, INC.

By: /s/ DOLORES MARCIEL                 By: /s/ TERRY M. FLANAGAN
   --------------------------------        -------------------------------------
                Signature                               Signature

             Dolores Marciel
-----------------------------------     ----------------------------------------
          (Print or type Name)                    (Print or type Name)

Title: Vice President                   Title:
       Corporate Procurement                  ----------------------------------
-----------------------------------

Date: 12-7-98                           Date:
     ------------------------------          -----------------------------------




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                                 ADAPTEC, INC.
                              TERMS AND CONDITIONS

1.      DEFINITIONS

        "Adaptec Products" shall mean any Product which JNI receives from Adaptec pursuant to a Manufacturing Agreement and which is resold to Adaptec under this Agreement.

        "Manufacturing Agreements" shall mean (i) the Chip Manufacturing and Transition Agreement and (ii) the Board Manufacturing and Transition Agreement, between Adaptec and JNI, of even date herewith.

        "Non-Adaptec Product" shall mean any Product which is not an Adaptec Product. "Restricted Product" shall mean the chip-level Products listed in Exhibit B.

2.      PRICES AND TAXES, RESALE RESTRICTION

        (a) As requested by Adaptec, JNI shall quote to Adaptec its prices for the Products, which price quotes shall be valid for a period of thirty (30) days from issuance, and shall apply to any purchase order issued by Adaptec within such thirty (30) day period. The execution of this Agreement constitutes a warranty by JNI that at no time will the prices charged Adaptec for Products or services ordered under this Agreement exceed:

                (i) the prices charged any other JNI customer during the ninety
                (90) day period preceding any price quote from JNI to Adaptec purchasing "substantially similar" Products in similar volumes, where two products are "substantially similar" if they are the same, or they have substantially the same functionality, components and feature sets and are perceived or marketed as competing products; or

                (ii) one hundred fifteen percent (11 15%) of JNI's actual manufacturing cost for Restricted Products (or the actual price paid by JNI if the Restricted Product is an Adaptec Product) as determined by GAAP.

                Unless otherwise specified, the prices set forth in this Agreement are exclusive of all applicable federal, state, and local taxes, and transportation charges.

        (b) Adaptec will have the right to resell Products without restriction of any kind, except that Adaptec may not sell products incorporating a Restricted Product if a) such product is substantially similar in functions, features, and performance characteristics to the Restricted Product incorporated therein, and b) such product does not add significant additional value to the Restricted Product.

3.      FORECAST, PURCHASE ORDERS, DELIVERY DATES AND INVOICES

        (a) Adaptec will provide JNI, on the Effective Date, and thereafter on the first day of each calendar month, a rolling forecast of Adaptec's quantity requirements for each Product for each of the next six (6) months. While such forecasts will not be regarded as a commitment to purchase, they shall represent and reflect Adaptec's good faith expectations of customer demand.

        (b) JNI will provide to Adaptec sufficient prior written notice of JNI's intention to discontinue the manufacture or sale of any Product so as to allow Adaptec to place orders for such Products with delivery dates at least twelve (12) months after JNI's date of notification.

        (c) Adaptec will initiate purchases under this Agreement by submitting written purchase orders to JNI any time after the Effective Date of this Agreement at JNI's communications numbers or address set forth on the cover page. All purchase orders will contain the following: (a) identification of the Products being ordered, (b) quantity of Products



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                ordered, (c) shipping instructions, (d) delivery schedule, (e)
                destination and billing address if different from Adaptec's address listed on the cover page and (f) the price for the Products as specified on Exhibit A. JNI will use reasonable commercial efforts to notify Adaptec in writing of its acceptance of a purchase order (including the delivery schedule specified therein) within two business days of receipt of the purchase order. JNI will accept purchase orders from Adaptec which comply with the provisions of this Agreement, including JNI's required lead times for Product manufacturing, and provided Adaptec is not in breach of any payment or other provision hereof. JNI may, at its sole discretion, allocate production and delivery among JNI's customers.

        (d) Subject to the provisions of Section 4(c) above, JNI shall deliver Products on the dates specified in the purchase order provided JNI receives such purchase order in accordance with the lead times for the respective Products and provided further that such requested delivery date is no later than six (6) months after the expiration of this Agreement.

        (e) JNI will submit invoices showing the following information: agreement number; item number; description of item; quantity of item; unit prices; each applicable tax; extended totals; and any other information specified elsewhere herein. Payment of the applicable invoice will not constitute acceptance of Products and will be subject to adjustment for errors, shortages, defects in the Products or other failure of JNI to meet the requirements of this Agreement. Adaptec may at any time set off any amount owed by Adaptec to JNI against any amount owed by JNI to Adaptec. Adaptec shall pay all invoices issued by JNI for the Products within thirty (30) days of the invoice date.

4.      OVERSHIPMENTS

        Adaptec will pay only for maximum number of Products ordered. Overshipments will be held by Adaptec at JNI's risk and expense for a reasonable time awaiting shipping instructions. Return shipping charges for excess quantities of Products will be at JNI's expense.

5.      PACKING AND SHIPMENT

        Unless otherwise specified, the prices included in Exhibit A are inclusive of all charges for packing, handling, storage or other packing requirements. Unless otherwise specified, JNI will package and pack all Products in a manner which is (i) in accordance with good commercial practice, (ii) acceptable to common carriers for shipment at the lowest rate for the particular Products, (iii) in accordance with I.C.C. regulations, and (iv) adequate to ensure safe arrival of the Products at the named destination. An itemized packing list must accompany each shipment. Partial or complete delivery may be made up to (2) two days in advance of the scheduled delivery dates. For Products which are not managed by JNI's manufacturing or operations groups and which are not Adaptec Products, JNI shall also supply a certificate of conformance with each shipment of such Products made to Adaptec. In no event shall JNI be liable for any delay in delivery, or assume any liability In connection with shipment, nor shall the carrier be deemed an agent of JNI.

6.      F.O.B. POINT

        Unless otherwise specifically provided on the face of any purchase order submitted under this Agreement, the Products ordered hereunder shall be delivered F.O.B. JNI's point of shipment. Adaptec will pay freight charges for shipping.

7.      WARRANTY

        (a) JNI warrants that for a period of one (1) year from the date of delivery to Adaptec, all Products delivered (i) will be free from defects in workmanship, material, and manufacture, (ii) will comply with the requirements of this Agreement and any purchase order submitted and accepted hereunder, including any drawings or specifications incorporated in any purchase order submitted hereunder or samples furnished by JNI, (iii) will be free from defects in design (except to the extent that JNI incorporates or utilizes designs supplied by Adaptec in connection with the applicable purchase order), and (iv) will conform to JNI's published specifications The foregoing warranties are in addition to all other warranties, whether express or implied, and will survive any delivery, inspection, acceptance or payment by Adaptec. In no event will JNI have liability for any Products which have been subjected to abuse, misuse improper use, negligence, accident, alteration, repair or rework performed by unauthorized parties.

        (b) JNI warrants that the Products will accurately process date/time data (including, but not limited to, calculating,



                                        3

                comparing, and sequencing) from, into and between the twentieth century and the twenty-first century, and the years 1999 and 2000, including leap year calculations, and will, when used in combination with other equipment or software, accurately process date/time data if the other equipment or software properly exchanges date/time data with it.

        (c) If any Products delivered do not meet the warranties specified herein or otherwise applicable, Adaptec may, at its option, (I) require JNI to correct any defective or nonconforming Products by repair (where practicable) or replacement at no cost to Adaptec, or (ii) return such defective or nonconforming Products to JNI at JNI's expense and recover from JNI the order price thereof, or (iii) correct the defective or nonconforming Products itself and charge JNI with the cost of such correction.

        (d) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 7, THE PRODUCTS ARE PROVIDED "AS IS", AND JNI MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

8.      INSPECTION AND ACCEPTANCE

        (a) Any Product delivered by JNI shall be deemed accepted by Adaptec unless JNI receives written notice of a defect or non-conformity with respect to such Product within thirty (30) days of shipment to Adaptec. In case any item is defective in material or workmanship, or otherwise not in conformity with the requirements of any purchase order submitted under this agreement, Adaptec will have the right (i) to reject it, (ii) to require its correction, if practicable, or (iii) to accept it with an adjustment in price. Any item that has been rejected or required to be corrected must be replaced or corrected by and at the expense of JNI promptly after notice. All returns of the Products by Adaptec shall comply with JNI's RMA procedures then in effect..


9.      CHANGE ORDERS

        (a) As agreed to by JNI, Adaptec may at any time, by a written order, suspend performance under any purchase order for Products previously submitted under this Agreement, increase or decrease the ordered quantities, change the due date or make any other changes desired by Adaptec. If any such change results in a change in price in the cost or time required by JNI for performance under the changed purchase order, JNI shall so notify Adaptec in writing and the parties shall agree on an equitable adjustment in the order price or delivery schedule, or both. No claim by JNI for such an adjustment will be valid without the prior written approval of Adaptec.

                Notwithstanding the foregoing, by written notice to JNI, Adaptec may at its discretion and with no additional charges incurred, increase or decrease Product quantities contained in any purchase order, except to the extent that JNI has placed non-cancelable purchase orders with Adaptec under the Manufacturing Agreements for Adaptec Products for the purpose of filling Adaptec's purchase orders under this Agreement and JNI cannot resell such ordered Adaptec Products within three (3) months of Adaptec's decrease.

        (b) Nothing in this Section 9 is intended to excuse JNI from proceeding under the relevant purchase order as changed or amended.

10.     CANCELLATION FOR DEFAULT

        (a) It is understood and agreed that time is of the essence for any purchase order submitted under this Agreement because the Products or service ordered are needed for products of Adaptec that have a very short, carefully timed market life; failure of JNI to deliver on the due date could cause Adaptec's Products to be unmarketable. Adaptec may, by written notice, terminate this Agreement or cancel any purchase order previously submitted under this Agreement in whole or in part if, in Adaptec's good-faith opinion, JNI has defaulted under this Agreement by
                (i) failure to make delivery of the Products or to perform the services within the time specified in the relevant purchase order, or any extension thereof by written change order or amendment; (ii) failure to replace or correct defective items in accordance with the provisions of Sections 7 or 8 above; (iii) failure to perform any of the other provisions of this Agreement or any purchase order submitted under this Agreement; or (iv) failure to make progress under any



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                purchase order submitted under this Agreement so as to endanger performance in accordance with its terms. Notwithstanding the foregoing, JNI shall not be deemed in default to the extent that JNI's failure is the result of Adaptec's failure to perform under the relevant Manufacturing Agreement.

        (b) If this Agreement or any purchase order previously submitted hereunder is canceled for JNI's default, Adaptec may procure, upon reasonable terms, Products or services similar or substantially similar to those ordered from JNI.

        (c) If all or a portion of this Agreement or any purchase order previously submitted hereunder is canceled for JNI's default, Adaptec may require JNI to transfer title and to deliver to Adaptec, in the manner and to the extent directed by Adaptec, all completed Products not yet delivered. JNI will, upon direction of Adaptec, protect and preserve the property listed in this paragraph that is in the possession of JNI. Payment for Products delivered to and accepted by Adaptec under this paragraph will be in an amount (not to exceed the contract price) reasonably agreed upon by JNI and Adaptec.

        (d) Nothing in this Section 10 is intended to excuse JNI from proceeding with any uncanceled portion of any purchase order submitted under this Agreement.

11.     TERMINATION FOR CONVENIENCE

        (a) Adaptec may not cancel any Products ordered or on order for delivery within a three (3) month period. Upon Adaptec's request, JNI will use reasonable efforts to reschedule Products scheduled for delivery within (3) months of Adaptec's cancellation.

        (b) Upon such termination, JNI will, to the extent and at the times specified by Adaptec, stop all work under all affected purchase orders.

12.     RISK OF LOSS OR DAMAGE

        Title and risk of loss or damage will pass to Adaptec upon delivery of the Products by JNI to-the carrier, F.O.B. JNI's point of shipment.

13.     WAIVER

        The failure of either party to enforce at any time any of the provisions of this Agreement, to exercise any election or option provided herein, or to require at any time the performance by the other party of any of the provisions herein will not in any way be construed to be a waiver of such provisions.

14.     REMEDIES

        The remedies stated herein are in addition to all other remedies at low or in equity.

15.     INDEMNIFICATION

        (a) JNI agrees to indemnify Adaptec, its agents, customers, successors, and assigns against any loss, damage, and liability (including costs and expenses) for actual or alleged infringement of any patent, copyright or trademark arising out of the use or sale of the Products ordered by Adaptec, its agents or Customers ("Claim") (except to the extent based on designs supplied by Adaptec in connection with the purchase order for such Products); provided, however, that Adaptec: must promptly notify JNI of any suit, claim or demand involving such infringement, reasonably cooperate in the defense or settlement of such Claim (at JNI's expense) and permit JNI to defend against or settle the same. If any injunction is issued as the result of any such infringement JNI agrees, at JNI's option, to
                (i) refund to Adaptec the amounts paid to JNI for the Products covered by the injunction, or (iii) furnish Adaptec with acceptable and noninfringing Products.

        (b) JNI agrees to indemnify Adaptec against any and all liability and expense resulting from any alleged defect in the Products, whether latent or patent, including allegedly improper construction and design, or from the failure of the Products to comply with specifications; provided, however, that Adaptec must promptly notify JNI upon learning of



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                any of any suit, claim or demand involving such defect and reasonably Cooperate in the defense or settlement of such claim (at JNI's expense).

        (c) JNI warrants that there are no liabilities for royalties, mechanics liens or other encumbrances on the Products supplied and agrees to indemnify Adaptec; against any such liabilities.

        (d) JNI will not have liability (i) under Sections 15 (a) or 15(b) to the extent that a Claim results from designs supplied by
                Adaptec: in connection with the purchase order for the Products giving rise to the Claim; or (ii) under Section 15(a) to the extent that a Claim results from Adaptec's combination, operation, or use of the Products with designs, devices, parts, or software not supplied by JNI.

16.     LIMITATION OF LIABILITY

        EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND EXCEPT AS SET FORTH IN SECTIONS 15 AND 17, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR DAMAGES TO THE OTHER PARTY'S BUSINESS REPUTATION HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THE FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

17.     NON-DISCLOSURE OF CONFIDENTIAL MATTER

        JNI will not quote for sale to others, without Adaptec's written authorization, any Products purchased under Adaptec's specifications or drawings. All specifications, drawings, samples, and other data furnished by Adaptec will be treated by JNI as confidential information, will remain Adaptec's property, and will be returned to Adaptec on request. The terms of this Agreement and any purchase order submitted hereunder shall be treated by Adaptec and by JNI as each treats its own confidential information, and no press release or other like publicity regarding this Agreement shall be made without the other party's approval.

18.     ASSIGNMENTS

        The rights and liabilities of the parties to this Agreement will bind and inure to the benefit of their respective successors, executors and administrators, as the case may be. Neither party shall assign any of its rights or privileges hereunder without the prior written consent of the other party. Any attempted assignment in violation of the provisions of this Section 17 will be void.

19.     NOTICE OF DELAYS; PRODUCT SHORTAGES

        Whenever any event delays or threatens to delay the timely performance under this Agreement or any purchase order submitted hereunder, JNI will immediately notify Adaptec of such event and furnish all relevant details. Receipt by Adaptec of such notice will not constitute a waiver of the due dates hereunder or under any purchase order submitted hereunder. In the event of product shortages, JNI shall allocate to Adaptec available Products in the ratio that the Products then under order from Adaptec bear to Me total orders of JNI for the same or similar products.

20.     FORCE MAJEURE

        Neither party shall be liable for any failure or delay in its performance under this Agreement due to causes, including but not limited to, acts of God, war, strikes, fires, floods, earthquakes, work stoppages and embargoes, material shortages, subcontractor delays, equipment or other facilities failures (which delays or failures are beyond the reasonable control, without negligence, of the defaulting party); provided that the delayed party: (i) gives the other party written notice of such delay and cause promptly, and in any event within
        (10) days of discovery thereof, and (ii) uses its reasonable efforts to correct such failure or delay in its performance. They delayed party's time for performance or cure under this Section shall be extended for a period equal to the duration of the cause or forty-five (45) days, whichever is less.



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20.     NOTICES

        Unless otherwise specified in this Agreement, any notice which may be or is required to be given under this Agreement shall be written and sent by fax, mail or personally delivered. Such notices shall be delivered or sent to the address or communications numbers set forth on the cover page of this Agreement.

21.     GOVERNING LAW AND JURISDICTION

        The laws of the State of California, U.S.A., specifically including the provisions of the California Uniform Commercial Code, shall exclusively govern this Agreement. The federal and state courts within Santa Clara County, California shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. JNI hereby expressly consents to the personal jurisdiction of the federal and state courts within California.

22.     AMENDMENT

        This Agreement may be amended only by a written amendment duly signed by authorized representatives of both parties.

23.     SEVERABILITY

        If any provision of this Agreement is held invalid by any low, rule, order or regulation of any government, or by the final determination of any state or federal court, such Invalidity shall not affect the enforceability of any other provisions not held to be invalid.

24.     ENTIRE AGREEMENT

        This Agreement constitutes the entire agreement of the parties and supersedes any and all prior and contemporaneous oral or written understandings and agreements as to the subject matter hereof. In the event of a conflict between this Agreement and any purchase order, the terms of this Agreement will prevail.

25.     TERMS AND TERMINATION

        (a) Unless earlier terminated under the provisions of Section 10, the term of this Agreement is two (2) years from the Effective Date, and will automatically renew for an additional (1) one year term unless either party notifies the other of its intention to terminate this Agreement within (90) ninety days of the expiration of the term then in effect. In the event JNI notifies Adaptec of its intention to terminate, Adaptec shall have the option of placing a final purchase order for delivery of Products for the (6) six-month period following termination. Except as otherwise provided in Section 10, in the event of a termination or expiration, the provisions of this Agreement shall continue to apply to all purchase orders submitted by
                Adaptec: prior to the effective date of such termination or expiration. Except as otherwise provided in this Agreement termination or expiration shall not relieve or release the party from making payments which may be owing to the other party under the terms of this Agreement. The provisions of Section 7, 10, 11, 13 through 17 and 20 through 25 shall survive expiration or termination of this Agreement for any reason.

        (b) Termination For Default Either party may suspend its performance and/or terminate this Agreement immediately upon written notice at any time if:

                (i) The other party is in material breach of any warranty, term, condition or covenant of this Agreement other than those contained in Section 17 and fails to cure that breach within thirty (30) days after written notice of that breach and of the first party's Intention to suspend its performance or terminate;

                (ii) The other party is in material breach of any warranty, term, condition or covenant of Section 17; or

                (iii) The other party: (i) becomes insolvent; (ii) admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; or (iii) makes a general assignment for the benefit of creditors.

        (c) Effect of Termination in General. The following terms apply to any termination under this Agreement, including without limitation, termination for convenience and for default:



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        (i)     Immediately upon any termination of this Agreement, JNI shall, to the extent and at times specified by Adaptec, stop all work on outstanding purchase orders, incur no further direct cost, and protect all property in which Adaptec, has or may acquire an interest pursuant to this Section 25.

        (ii) immediately upon any termination of this Agreement, each party will return to the other party or, pursuant to the other party's written instructions, destroy all materials in its possession containing Confidential Information of the other party. Returned Confidential Information materials shall be shipped freight collect. In addition JNI shall immediately deliver to Adaptec any Adaptec designs, inventory or other property of Adaptec within JNI's possession or control. Such items shall be delivered FOB the JNI facility at which they are located. Notwithstanding the foregoing, JNI shall have no obligation to deliver any inventory until and unless Adaptec has paid in full all amounts due to JNI.

        (iii) If this Agreement is terminated by JNI pursuant to Section 25(b), then Adaptec shall immediately pay to JNI, for all Products ordered under outstanding purchase orders not fulfilled due to such termination, the full purchase price for all materials in finished goods and the proportionate price (based on status of completion) of any work in process. Upon Adaptec's payment, such items shall be delivered FOB the JNI facility at which they are located.



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                                    EXHIBIT A

                              UNRESTRICTED PRODUCTS

Host Bus Adapter products based on the ASICS set forth in Exhibit B (AHA-F940 and AHA-F950, and the Rio Host Bus Adapters to be designated).



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                                    EXHIBIT B

                               RESTRICTED PRODUCTS

The Restricted Products are the Emerald ASIC (AIC 1160G REV A2) and the RIO ASIC (AIC 1165).



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